Exhibit 99.6

Consent of William S. Sheridan

I, William S. Sheridan, hereby consent to being named as a nominee for director of DimonStandard Incorporated in the Joint Proxy Statement/Prospectus of DIMON Incorporated and Standard Commercial Corporation, as filed with the Securities and Exchange Commission on January 19, 2005 as part of a Registration Statement on Form S-4 of DIMON Incorporated, and in any amendments or supplements thereto.

/s/ William S. Sheridan

Wilson, North Carolina

January 19, 2005